Exhibit 12

Intervest Bancshares Corporation and Subsidiaries

Computation of Ratios of Earnings to Fixed Charges

		For the Year Ended December 31, 2009
	Intervest Bancshares	Intervest Bancshares
	Corporation	Corporation
($ in thousands)	Consolidated	(stand alone)
Earnings before income taxes (1)	$ 4,946	$1,170
Fixed charges, excluding interest on deposits (2)	7,104	4,345
Earnings before income taxes and fixed charges, excluding interest on deposits	12,050	5,515
Interest on deposits	75,528	-
Earnings before income taxes and fixed charges, including interest on deposits	$87,578	$5,515

Earnings to fixed charges ratios:
Excluding interest on deposits	1.70 x	1.27 x
Including interest on deposits	1.06 x	1.27 x

		For the Year Ended December 31, 2008
	Intervest Bancshares	Intervest Bancshares
	Corporation	Corporation
($ in thousands)	Consolidated	(stand alone)
Earnings before income taxes (1)	$ 13,157	$ 138
Fixed charges, excluding interest on deposits (2)	9,740	3,537
Earnings before income taxes and fixed charges, excluding interest on deposits	22,897	3,675
Interest on deposits	80,636	-
Earnings before income taxes and fixed charges, including interest on deposits	$103,533	$3,675

Earnings to fixed charges ratios:
Excluding interest on deposits	2.35 x	1.04 x
Including interest on deposits	1.15 x	1.04 x

		For the Year Ended December 31, 2007
	Intervest Bancshares	Intervest Bancshares
	Corporation	Corporation
($ in thousands)	Consolidated	(stand alone)
Earnings before income taxes (1)	$ 34,452	$ 292
Fixed charges, excluding interest on deposits (2)	11,106	3,647
Earnings before income taxes and fixed charges, excluding interest on deposits	45,558	3,939
Interest on deposits	78,547	-
Earnings before income taxes and fixed charges, including interest on deposits	$124,105	$3,939

Earnings to fixed charges ratios:
Excluding interest on deposits	4.10 x	1.08 x
Including interest on deposits	1.38 x	1.08 x

(1)

IBC’s stand alone earnings before income taxes includes dividends received from Intervest National Bank, its wholly-owned subsidiary, for purposes of this calculation as follows: $3,933,000 in 2009, $3,507,000 in 2008 and $3,540,000 in 2007.

(2)

Fixed charges for purposes of this calculation represent the aggregate of interest expense on debentures and other short-term borrowings, amortization of debenture offering costs and preferred stock dividend requirements, which are comprised of preferred stock dividends and related preferred stock discount amortization.